Exhibit 99.1
NEWS RELEASE

For further information, contact:	W. Todd Zehnder, Vice President — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES SIGNIFICANT DISCOVERY AT ITS PELICAN
POINT PROSPECT
LAFAYETTE, LA — January 26, 2006 — PetroQuest Energy, Inc. (NYSE: PQ) announced today a significant South Louisiana discovery at its Pelican Point Prospect (Terrebonne Parish) operated by Denbury Resources, Inc. PetroQuest has a 25% working interest and 18% net revenue interest in the well and project which logged significant pay in the primary Rob L objective. Several delineation wells are expected to be drilled to fully exploit the reserve potential. The well is being completed and is expected to begin producing at an initial gross rate of approximately 10,000 to 15,000 Mcfe per day. After the completion of an anticipated upgrade to current facilities, the Company estimates the well production rate will increase to approximately 30,000 Mcfe per day.
“We are pleased to be part of this project in Gibson Field which is consistent with one of our strategies of exploring below large, mature Gulf Coast fields. This deep discovery appears to be geologically similar to the Etoufee discovery in 1999 at the neighboring Turtle Bayou/Kent Bayou structural complex,” said Charles T. Goodson, Chairman, Chief Executive Officer and President.
A news release announcing 2005 annual production, year-end proved reserves, a drilling operations update and 2006 production guidance is scheduled to be released on January 27, 2006.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.